UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2011

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On March 21, 2011, XenoPort, Inc. (“XenoPort” or the “Company”) announced preliminary top-line results from a Phase 2b clinical trial of arbaclofen placarbil (also known as AP) as adjunctive therapy in patients with gastroesophageal reflux disease (“GERD”) who do not experience complete relief of GERD symptoms while being treated with proton pump inhibitors (“PPI”). In this study, subjects who experienced GERD symptoms despite PPI therapy were randomized to receive a PPI plus placebo, or a PPI plus one of four AP dose regimens (20 mg or 40 mg of AP dosed once daily (“QD”), or 20 mg or 30 mg of AP, dosed twice daily (“BID”)), for six weeks. None of the AP doses showed statistically significant improvements over placebo in the analysis of the primary endpoint. Analyses of key secondary endpoints did not yield consistent results when AP doses were compared to placebo. XenoPort also announced that while they will continue to analyze the data, at this time, the Company does not believe the efficacy results of this study warrant XenoPort’s investment in further development for AP in GERD.

The randomized, double-blind, placebo-controlled Phase 2b clinical trial was conducted at 58 sites in the United States and Canada. The trial included a run-in period of up to four weeks whereby GERD patients with a history of incomplete response to a PPI were monitored while on PPI therapy. Subjects (n=460) who continued to experience four or more heartburn events over at least three days during baseline assessment in the third week of the run-in period, and who met other eligibility requirements, were randomized into a six-week double-blind phase of the study. Subjects received PPI therapy plus placebo, or PPI plus 20 mg QD, 40 mg QD, 20 mg BID or 30 mg BID of AP. The six-week treatment period included an up-titration period, and at the end of six weeks, subjects were tapered off treatment.

The primary efficacy endpoint was percent change from baseline in heartburn events per week with the primary analysis evaluating percent change from baseline in heartburn events at week six. Percent change in weekly heartburn events was analyzed using a repeated measures ANCOVA model. At week six, subjects in the placebo group showed a mean percent reduction in heartburn events of 68%. Although there were trends for improvement over placebo in the AP dose groups, none of the comparisons to placebo reached statistical significance.

AP was safe and generally well tolerated at all dose levels. There were six treatment emergent serious adverse events in five subjects, including one death that was due to arteriosclerosis, but none were assessed as related to AP. The most common adverse events in the combined AP dose groups were somnolence, dizziness and nausea that occurred in 16%, 13% and 11% of subjects, respectively, compared to 2%, 3% and 6% of subjects in the placebo group. Most reported adverse events were mild or moderate in severity. Withdrawals due to adverse events were 6% in subjects receiving placebo and 16% in subjects receiving AP. The most common reasons for withdrawal were nausea, somnolence, dizziness and headache, none of which exceeded 5%.

This report contains “forward-looking” statements, including, without limitation, all statements related to the potential and suitability of AP in patients with GERD; and XenoPort’s future AP clinical development program. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results and timing of clinical trials; XenoPort’s ability to successfully conduct clinical trials; the uncertainty of the FDA approval process; and the uncertain therapeutic and commercial value of AP and XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 1, 2011. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: March 21, 2011	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer